SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 28, 2012

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                      Regulation FD Disclosure.

On November 28, 2012, New York Mortgage Trust, Inc. (the “Company”) issued a press release announcing the transaction described in Item 8.01 of this Current Report on Form 8-K.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.                      Other Events.

On November 28, 2012, the Company issued a press release announcing its entry, through a wholly-owned subsidiary, into a master repurchase agreement with a three-year term for the purpose of financing certain commercial mortgage-backed securities collateralized by multifamily mortgage loans owned by the Company (“Multifamily CMBS”). The Company received gross cash proceeds of approximately $52 million before deducting expenses associated with the transaction.

Pursuant to the terms of the master repurchase agreement (the “Master Repurchase Agreement”) dated November 27, 2012 by and between RB Commercial Mortgage LLC (the “Seller”), a wholly-owned subsidiary of the Company, New York Mortgage Securitization Trust 2012-1 (the “Issuer”), a special purpose entity, and U.S. Bank National Association, as indenture trustee, the Seller transferred Multifamily CMBS having an estimated aggregate market value of approximately $116 million to the Issuer in exchange for the proceeds set forth above. The proceeds of the transaction to the Seller were generated from the Issuer’s concurrent private placement of $52 million of notes pursuant to an indenture (the “Notes”).

The Notes bear interest that is payable monthly at a per annum rate equal to one-month LIBOR plus 6.50%. The Notes and the financing under the Master Repurchase Agreement are scheduled to mature in November 2015, at which time the Issuer will transfer the Multifamily CMBS serving as collateral back to the Seller in exchange for the repayment of the outstanding financing under the Master Repurchase Agreement at maturity and the Issuer will repay the Notes. In connection with the transaction, the Company agreed to guarantee the due and punctual payment of the Seller’s obligations under the Master Repurchase Agreement (the “Guarantee”).

All income received on the Multifamily CMBS during the term of the Master Repurchase Agreement will be applied to pay any price differential and to reduce the aggregate repurchase price of the collateral under the Master Repurchase Agreement. The financing under the Master Repurchase Agreement is subject to margin calls to the extent the market value of the Multifamily CMBS declines (as determined by the indenture trustee), in which case the Seller or the Company would be required to either post additional collateral to cover such decrease or repay a portion of the outstanding financing in cash.

Repayment of the Notes and outstanding financing under the Master Repurchase Agreement may be accelerated upon an event of default under the Master Repurchase Agreement, the indenture or the Guarantee. Events of default under the Master Repurchase Agreement, include, without limitation, the failure by the Seller to repurchase the Multifamily CMBS on the repurchase date, the failure by the Seller to pay the price differential on any payment date or failure to cure any margin deficit when due, or any failure by the Seller to perform, observe or comply with any material term, condition or agreement or breach of any material representation, warranty or covenant in the Master Repurchase Agreement.

The Multifamily CMBS serving as collateral under the Master Repurchase Agreement are comprised of securities issued from four separate Freddie Mac-sponsored Multifamily K-Series Securitizations, including a first loss floating rate security acquired by the Company in October 2012 and the first loss principal only securities and certain interest only securities acquired by the Company in November 2012. The Company expects to use the net proceeds from this transaction for general corporate purposes, including funding new investments in accordance with its investment strategy or to repay indebtedness.

The Notes were privately placed with a qualified institutional buyer in a transaction qualifying for resale under Rule 144A.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is being furnished herewith this Current Report on Form 8-K.

99.1	Press Release dated November 28, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: November 28, 2012	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated November 28, 2012.